As filed with the Securities and Exchange Commission on November 17, 2004

Registration No. 333-114349

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Iowa Telecommunications Services, Inc.

(Exact name of registrant as specified in its charter)

Iowa	4813	42-1490040
(Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

115 S. Second Avenue West

Newton, Iowa 50208

(641) 787-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alan L. Wells

President and Chief Executive Officer

Iowa Telecommunications Services, Inc.

115 S. Second Avenue West

Newton, Iowa 50208

(641) 787-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Rosen, Esq. Robert F. Quaintance, Jr., Esq. Peter A. Furci, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Steven J. Dickinson, Esq. Dorsey & Whitney LLP 801 Grand, Suite 3900 Des Moines, Iowa 50309 (515) 283-1000	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 7 is solely to file certain exhibits to this Registration Statement as set forth below in Item 16(a) of Part II. No changes have been made to Part I of the Registration Statement. Accordingly, it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the company in connection with the offer and sale of the securities being registered.

	Amount (1)
Securities and Exchange Commission Registration Fee	$46,012	(2)
National Association of Securities Dealers Filing Fee	30,500
New York Stock Exchange Listing Fee	180,011
Transfer Agent’s Fees and Expenses	10,000
Printing and Engraving Expenses	550,000
Legal Fees and Expenses	3,600,000
Accounting Fees and Expenses	1,000,000
Miscellaneous	583,477

Total	$6,000,000

(1)	All amounts are estimates except the SEC filing fee, the National Association of Securities Dealers, Inc. filing fee and the New York Stock Exchange listing fee.
(2)	The full amount of this registration fee was paid previously.

Item 14.	Indemnification of Directors and Officers

Our amended and restated articles of incorporation provide that a director will have no liability for money damages to us or our shareholders to the maximum extent permitted by the Iowa Business Corporation Act. The Iowa Business Corporation Act permits all monetary liability of directors to be eliminated except for: the amount of a financial benefit received by a director to which the director is not entitled; an intentional infliction of harm on the company or its shareholders; an unlawful distribution to shareholders; and an intentional violation of criminal law.

Our amended and restated articles of incorporation require us to indemnify, to the fullest extent permitted by the Iowa Business Corporation Act, each current or former director or officer of the company who was or is made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another entity. The Iowa Business Corporation Act permits indemnification of directors for any liability except those for which the corporation may not eliminate the monetary liability of directors, as described in the preceding paragraph, and permits indemnification of officers on similar terms. This right to indemnification also includes the right to be paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the Iowa Business Corporation Act.

Our amended and restated articles of incorporation bylaws authorize us to purchase insurance for us and for any of our directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprises, against any expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense or liability under the Iowa Business Corporation Act.

Item 15.	Recent Sales of Unregistered Securities

In the three years prior to the filing of this registration statement the following were the only issuance and sale of unregistered securities:

Senior Subordinated Notes due 2007.    On March 26, 2004, we issued in a private placement $66 million aggregate principal amount of floating rate senior subordinated notes due 2007. We used the proceeds of this issuance, together with cash on hand, to redeem all of our redeemable convertible preferred stock on March 26, 2004. The issuance of these securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act promulgated thereunder as transactions by an issuer not involving a public offering, where the purchaser represented his intention to acquire the securities for investment only and not with a view to distribution. We will use a portion of our proceeds from this offering to repay in full the outstanding senior subordinated notes due 2007.

Options for Common Stock.    On April 26, 2002, we issued options to purchase a total of 1,898,598 shares of our Class A common stock at an exercise price of $7.96 per share to nine of our officers under our Stock Incentive Plan. This issuance was made in reliance on Rule 701 promulgated under the Securities Act.

On April 26, 2002, we issued options to purchase a total of 171,449 shares of our Class A common stock at an exercise price of $8.51 per share to seven employees, including one officer. This issuance was made in reliance on Rule 701 promulgated under the Securities Act.

On December 13, 2002, we issued options to purchase a total of 130,639 shares of our Class A common stock at an exercise price of $8.51 per share to one of our officers under our Stock Incentive Plan. The issuance was made in reliance on Rule 701 promulgated under the Securities Act.

On January 28, 2004, we issued options to purchase a total of 27,028 shares of our Class A common stock at an exercise price of $11.10 per share to one of our officers under our Stock Incentive Plan. The issuance was made in reliance on Rule 701 promulgated under the Securities Act.

The issuances of the securities in the transactions above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

No underwriters were employed in any of the above transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement.
2.1	Stock Repurchase Agreement, dated as of March 5, 2004, between Iowa Telecommunications Services, Inc. and GTE Midwest Incorporated.**
3.1	Amended and Restated Articles of Incorporation of Iowa Telecommunications Services, Inc.**
3.2	Amended and Restated By-Laws of Iowa Telecommunications Services, Inc.**
4.1	Form of stock certificate for common stock.**
4.2

Form of Amended and Restated Stockholders and Registration Rights Agreement, dated as of November     , 2004, among Iowa Telecommunications Services, Inc., ING Furman Selz Investors III, L.P., ING Barings US Leveraged Equity Plan LLC, ING Barings Global Leveraged Equity Plan Ltd., Iowa Network Services, Inc., BancBoston Ventures Inc., Teachers Insurance and Annuity Association of America, and the individual holders of options to purchase common stock named therein.

5.1	Opinion of Dorsey & Whitney LLP regarding legality.**
8.1	Opinion of Debevoise & Plimpton LLP regarding tax matters.

Exhibit Number	Description of Exhibit
10.1

Settlement Agreement dated as of April 2, 2004, between Iowa Telecommunications Services, Inc., the Iowa Utilities Board, the Office of Consumer Advocate, and Coon Rapids Municipal Utilities, Grundy Center Municipal Communications Utility, Harlan Municipal Utilities, Reinbeck Municipal Telecommunications Utility, Manning Municipal Communication and Television System Utility, and The Community Cable Television Agency of O’Brien County.**

10.2

Purchase Agreement, dated as of March 26, 2004, between Iowa Telecommunications Services, Inc., as Issuer, the Guarantors named therein and CIBC World Markets Corp., and the other Purchasers named therein, relating to floating rate senior subordinated notes due 2007.**

10.3	Form of floating rate senior subordinated note (included in Exhibit 10.2).**
10.4

Form of Amended and Restated Credit Agreement, dated as of November     , 2004, among Iowa Telecommunications Services, Inc., the several lenders from time to time parties thereto, CIBC World Markets Corp. and Lehman Brothers Inc., as co-lead arrangers, National Rural Utilities Cooperative Finance Corporation, as co-arranger, CIBC World Markets Corp., as syndication agent, and the Rural Telephone Finance Cooperative, as administrative agent.

10.5	Form of Mortgage and Security Agreement, dated as of November , 2004, by and between Iowa Telecommunications Services, Inc., as mortgagor and Rural Telephone Finance Cooperative, as mortgagee.
10.6

Form of Amended and Restated Pledge and Security Agreement, dated as of November     , 2004, by and between Iowa Telecommunications Services, Inc., as pledgor and Rural Telephone Finance Cooperative, as collateral agent.

10.7	Form of Amended and Restated Guaranty, dated as of November , 2004, between Iowa Telecom Communications, Inc. and the Rural Telephone Finance Cooperative, as administrative agent.
10.8	Form of Amended and Restated Guaranty, dated as of November , 2004, between Iowa Telecom Data Services, L.C. and the Rural Telephone Finance Cooperative, as administrative agent.
10.9	Form of Amended and Restated Guaranty, dated as of November , 2004, between Iowa Telecom Technologies, LLC and the Rural Telephone Finance Cooperative, as administrative agent.
10.10

Form of Amended and Restated Security Agreement, dated as of November     , 2004, among Iowa Telecommunications Services, Inc., Iowa Telecom Communications, Inc., Iowa Telecom Data Services, L.C., Iowa Telecom Technologies, LLC, and Rural Telephone Finance Cooperative.

10.11	Employment Agreement, dated as of September 27, 1999, between Iowa Telecommunications Services, Inc. and Alan L. Wells.**
10.12	Amendment to Employment Agreement, dated as of January 1, 2000, between Iowa Telecommunications Services, Inc. and Alan L. Wells.**
10.13	Amendment to Employment Agreement, dated as of June 28, 2000, between Iowa Telecommunications Services, Inc. and Alan L. Wells.**
10.14	Third Amendment to Employment Agreement, dated as of November 5, 2004, between Iowa Telecommunications Services, Inc. and Alan L. Wells.**
10.15	Iowa Telecommunications Services, Inc. Stock Incentive Plan, adopted on April 26, 2002.**
10.16	Amendment to Iowa Telecommunications Services, Inc. Stock Incentive Plan, approved as of October 29, 2004.**
10.17	Form of Non-Competition Agreement, dated as of November , 2004, between Iowa Telecommunications Services, Inc. and Iowa Networks Services, Inc.
10.18	Agreement for the Provision of Services, dated as of September 1, 2004, by and between Iowa Network Services, Inc and Iowa Telecommunications Services, Inc.**
10.19	Dedicated Internet Access Agreement, dated as of May 19, 2003, between Iowa Telecommunications Services, Inc. and netINS Inc.**
10.20	Dedicated Internet Access Agreement, dated as of May 22, 2003, between Iowa Telecommunications Services, Inc. and netINS Inc.**
10.21	Agreement for Alarm Surveillance and Network Support Services, dated as of June 1, 2003, between Iowa Network Services, Inc. and Iowa Telecommunications Services, Inc.**

Exhibit Number	Description of Exhibit
10.22	Agreement for Services, dated as of November 10, 1999, between Iowa Telecommunications Services, Inc. and Iowa Network Services Inc.**
10.23	Premium Allocation Agreement, dated as of November 15, 2004, by and between Iowa Network Services, Inc. and Iowa Telecommunications Services, Inc.**
10.24	Publishing Agreement, dated as of June 28, 2000, between Iowa Telecommunications Services, Inc. and GTE Directories Corporation.**
21.1	Subsidiaries of Iowa Telecommunications Services, Inc.**
23.1	Consent of Deloitte & Touche LLP**
23.2	Consent of Dorsey & Whitney LLP (included in exhibit 5.1)**
23.3	Consent of Debevoise & Plimpton LLP (included in exhibit 8.1)
24.1	Powers of Attorney.**

*	To be filed by amendment.
**	Previously filed.

Item 17.	Undertakings

1.  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 7 to the registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the City of Newton, State of Iowa, on November 17, 2004.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By:	/s/ ALAN L. WELLS
Name: Alan L. Wells Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

IOWA TELECOMMUNICATIONS SERVICES, INC.

Name	Title	Date

* Alan L. Wells	President, Chief Executive Officer (Principal Executive Officer) and Director	November 17, 2004

* Craig A. Knock	Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	November 17, 2004

* Edward J. Buchanan	Director	November 17, 2004

* Brian P. Friedman	Director	November 17, 2004

* Kevin R. Hranicka	Director	November 17, 2004

* Stuart B. Katz	Director	November 17, 2004

*	By:	/s/ DONALD G. HENRY	November 17, 2004

Donald G. Henry Attorney-in-Fact

Exhibit Number	Exhibit Index

1.1	Form of Underwriting Agreement.

2.1	Stock Repurchase Agreement, dated as of March 5, 2004, between Iowa Telecommunications Services, Inc. and GTE Midwest Incorporated.**

3.1	Amended and Restated Articles of Incorporation of Iowa Telecommunications Services, Inc.**

3.2	Amended and Restated By-Laws of Iowa Telecommunications Services, Inc.**

4.1	Form of stock certificate for common stock.**

4.2

Form of Amended and Restated Stockholders and Registration Rights Agreement, dated as of November     , 2004, among Iowa Telecommunications Services, Inc., ING Furman Selz Investors III, L.P., ING Barings US Leveraged Equity Plan LLC, ING Barings Global Leveraged Equity Plan Ltd., Iowa Network Services, Inc., BancBoston Ventures Inc., Teachers Insurance and Annuity Association of America, and the individual holders of options to purchase common stock named therein.

5.1	Opinion of Dorsey & Whitney LLP regarding legality.**

8.1	Opinion of Debevoise & Plimpton LLP regarding tax matters.

10.1

Settlement Agreement dated as of April 2, 2004, between Iowa Telecommunications Services, Inc., the Iowa Utilities Board, the Office of Consumer Advocate, and Coon Rapids Municipal Utilities, Grundy Center Municipal Communications Utility, Harlan Municipal Utilities, Reinbeck Municipal Telecommunications Utility, Manning Municipal Communication and Television System Utility, and The Community Cable Television Agency of O’Brien County.**

10.2

Purchase Agreement, dated as of March 26, 2004, between Iowa Telecommunications Services, Inc., as Issuer, the Guarantors named therein and CIBC World Markets Corp., and the other Purchasers named therein, relating to floating rate senior subordinated notes due 2007.**

10.3	Form of floating rate senior subordinated note (included in Exhibit 10.2).**

10.4

Form of Amended and Restated Credit Agreement, dated as of November     , 2004, among Iowa Telecommunications Services, Inc., the several lenders from time to time parties thereto, CIBC World Markets Corp. and Lehman Brothers Inc., as co-lead arrangers, National Rural Utilities Cooperative Finance Corporation, as co-arranger, CIBC World Markets Corp., as syndication agent, and the Rural Telephone Finance Cooperative, as administrative agent.

10.5	Form of Mortgage and Security Agreement, dated as of November , 2004, by and between Iowa Telecommunications Services, Inc., as mortgagor and Rural Telephone Finance Cooperative, as mortgagee.

10.6

Form of Amended and Restated Pledge and Security Agreement, dated as of November     , 2004, by and between Iowa Telecommunications Services, Inc., as pledgor and Rural Telephone Finance Cooperative, as collateral agent.

10.7	Form of Amended and Restated Guaranty, dated as of November , 2004, between Iowa Telecom Communications, Inc. and the Rural Telephone Finance Cooperative, as administrative agent.

10.8	Form of Amended and Restated Guaranty, dated as of November , 2004, between Iowa Telecom Data Services, L.C. and the Rural Telephone Finance Cooperative, as administrative agent.

10.9	Form of Amended and Restated Guaranty, dated as of November , 2004, between Iowa Telecom Technologies, LLC and the Rural Telephone Finance Cooperative, as administrative agent.
10.10

Form of Amended and Restated Security Agreement, dated as of November     , 2004, among Iowa Telecommunications Services, Inc., Iowa Telecom Communications, Inc., Iowa Telecom Data Services, L.C., Iowa Telecom Technologies, LLC, and Rural Telephone Finance Cooperative.

10.11	Employment Agreement, dated as of September 27, 1999, between Iowa Telecommunications Services, Inc. and Alan L. Wells.**

10.12	Amendment to Employment Agreement, dated as of January 1, 2000, between Iowa Telecommunications Services, Inc. and Alan L. Wells.**

10.13	Amendment to Employment Agreement, dated as of June 28, 2000, between Iowa Telecommunications Services, Inc. and Alan L. Wells.**

10.14	Third Amendment to Employment Agreement, dated as of November 5, 2004, between Iowa Telecommunications Services, Inc. and Alan L. Wells.**

Exhibit Number	Exhibit Index

10.15	Iowa Telecommunications Services, Inc. Stock Incentive Plan, adopted on April 26, 2002.**

10.16	Amendment to Iowa Telecommunications Services, Inc. Stock Incentive Plan, approved as of October 29, 2004.**

10.17	Form of Non-Competition Agreement, dated as of November , 2004, between Iowa Telecommunications Services, Inc. and Iowa Networks Services, Inc.

10.18	Agreement for the Provision of Services, dated as of September 1, 2004, by and between Iowa Networks Services, Inc. and Iowa Telecommunications Services, Inc.**

10.19	Dedicated Internet Access Agreement, dated as of May 19, 2003, between Iowa Telecommunications Services, Inc. and netINS Inc.**

10.20	Dedicated Internet Access Agreement, dated as of May 22, 2003, between Iowa Telecommunications Services, Inc. and netINS Inc.**

10.21	Agreement for Alarm Surveillance and Network Support Services, dated as of June 1, 2003, between Iowa Network Services, Inc. and Iowa Telecommunications Services, Inc.**

10.22	Agreement for Services, dated as of November 10, 1999, between Iowa Telecommunications Services, Inc. and Iowa Network Services Inc.**

10.23	Premium Allocation Agreement, dated as of November 15, 2004, by and between Iowa Network Services, Inc. and Iowa Telecommunications Services, Inc.**

10.24	Publishing Agreement, dated as of June 28, 2000, between Iowa Telecommunications Services, Inc. and GTE Directories Corporation.**

21.1	Subsidiaries of Iowa Telecommunications Services, Inc.**

23.1	Consent of Deloitte & Touche LLP**

23.2	Consent of Dorsey & Whitney LLP (included in exhibit 5.1)**

23.3	Consent of Debevoise & Plimpton LLP (included in exhibit 8.1)

24.1	Powers of Attorney.**

*	To be filed by amendment.
**	Previously filed.